Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

October 16, 2020

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, CA 94597

Re:	$500,000,000 Aggregate Principal Amount of 4.125% Senior Notes Due 2030

Ladies and Gentlemen:

We have acted as counsel to Central Garden & Pet Company, a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (each individually, a “Covered Guarantor” and collectively, the “Covered Guarantors”) and Schedule II hereto (each individually, a “Non-Covered Guarantor” and collectively, the “Non-Covered Guarantors,” and together with the Covered Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-3, File No. 333-221935, filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2017 (as amended, the “Registration Statement”), and the related prospectus contained in the Registration Statement, as supplemented by the final Prospectus Supplement, dated October 1, 2020, filed with the Commission under Rule 424(b) of the Securities Act of 1933, as amended (together, the “Prospectus”) relating to (i) the issuance of $500,000,000 aggregate principal amount of 4.125% Senior Notes due 2030 (the “Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Notes. The Notes and the Guarantees will be issued under a base indenture, dated as of March 8, 2010 (the “Base Indenture”), between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Eleventh Supplemental Indenture, dated as of October 16, 2020 among the Company, the Guarantors and the Trustee (the “Eleventh Supplemental Indenture” and together, with the Base Indenture, the “Indenture”). The Company is filing the Eleventh Supplemental Indenture, the form of the Guarantee and this opinion letter with the Commission as exhibits to a Current Report on Form 8-K.

We have examined the Registration Statement and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Central Garden & Pet Company

October 16, 2020

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that each Non-Covered Guarantor is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered the Indenture and its Guarantee in accordance with its organizational documents and the law of its jurisdiction of organization.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

When (a) the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the laws of (i) the State of California, (ii) the State of New York, (iii) the Delaware General Corporation Law, (iv) the Delaware Limited Liability Company Act, (v) the State of Oregon, but solely with respect to the due authorization, execution and issuance of the Guarantee of NEXGEN Turf Research, LLC, and (vi) the State of Washington, but solely with respect to the due authorization, execution and issuance of the Guarantee of Matson, LLC.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. By giving this opinion we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP

Schedule I

Covered Guarantors

Aquatica Tropicals, Inc.
B2E Biotech LLC
B2E Corporation
B2E Microbials, LLC
B2E Manufacturing, LLC
Blue Springs Hatchery, Inc.
Florida Tropical Distributors International, Inc.
Four Paws Products Ltd.
FourStar Microbial Products LLC
H&K Manufacturing, LLC
Hydro-Organics Wholesale
Matson, LLC
New England Pottery, LLC
NEXGEN Turf Research, LLC
Pennington Seed, Inc.
Segrest, Inc.
Segrest Farms, Inc.
Sun Pet, Ltd.
T.F.H. Publications, Inc.
Wellmark International

Schedule II

Non-

Covered Guarantors

All-Glass Aquarium Co., Inc (Wisconsin)
Arden Companies, LLC (Michigan)
C & S Products Co., Inc. (Iowa)
Farnam Companies, Inc. (Arizona)
Gro Tec, Inc. (Georgia)
Gulfstream Home & Garden (Florida)
Kaytee Products, Incorporated (Wisconsin)
IMS Southern, LLC (Utah)
IMS Trading, LLC (Utah)
Midwest Tropicals LLC (Utah)
Pets International, Ltd. (Illinois)
Quality Pets, LLC (Utah)